EXHIBIT 10.4

Zions Bancorporation
2013 - 2015 Value Sharing Plan

Objective: The purpose of the 2013 – 2015 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a three year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Bank”). It is designed to create long-term shareholder value by focusing the Participant’s attention on achieving strong financial results and credit quality over a three year period.

Eligibility: Selected key members of the senior management group and other key managers of the Bank (“Participants”) as determined by the Zions Bancorporation (the “Company”) Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”), or by the Company’s CEO, under authority delegated by the Committee.

Effective Date: January 1, 2013 through December 31, 2015 (the “Award Period”).

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)	Establishment of Award Fund

An Award Fund will be established, the size of which will be based upon two factors: a.) Adjusted Pre-tax Pre-Provision Earnings (“PTPP Earnings”) during the Award Period, and b.) net loan and lease charge-offs, both of which are more fully outlined in “Calculation Methodology,” below.

2)	Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of authorized Units, on any Award Fund established under this Plan during the Award Period.

3)	Calculation Methodology

The total Award Fund shall consist of a Base Amount, constituting up to 75% of the total Award Fund, and a Credit Achievement Amount, constituting up to 25% of the total Award Fund.

The Base Amount of the Award Fund shall be established as follows:

The Bank must achieve minimum Adjusted PTPP Earnings during 2013 of greater than $503,119,437, below which threshold level the Base Amount portion of the Award Fund will be $-0- per Unit. At the target Adjusted PTPP Earnings level of $651,095,742, the Base Amount portion of the Award Fund will be $.75 per Unit. An Adjusted PTPP Earnings level of $680,691,003 will be the maximum level at which the Base Amount portion of the Award Fund will accrue value, at $.90 per Unit.

Adjusted PTPP Earnings amounts greater than the minimum and less than the maximum thresholds will be interpolated in determining the Base Amount of the Award Fund.

The Credit Achievement Amount of the Award Fund shall be established as follows:

Average net charge-offs as a percentage of average loans and leases (the “NCO ratio”) during 2013 will be calculated. If the NCO ratio is greater than or equal to the threshold level of .60%, the Credit Achievement Amount portion of the Award Fund will be $-0- per Unit. If the NCO ratio during 2013 is less than or equal to .26%, the Credit Achievement Amount portion of the Award Fund will be $.30 per Unit.

Intermediate NCO ratio results (i.e., between .26% and .60%) will produce a Credit Achievement Amount portion of the Award Fund that will be calculated by interpolation between the maximum and minimum values.

Grant of Unvested Restricted Common Stock Units:

A preliminary value for each Unit will be calculated by combining the per-Unit Base Amount and the per-Unit Credit Achievement Amount achieved based on 2013 results. The resulting combined Unit amount will be multiplied by the total number of Units awarded to each Participant. Each Participant will be granted unvested Restricted Common Stock Units (“RSUs”) of Zions Bancorporation, based on the preliminary value of each Participant’s aggregate number of Units, divided by the average closing price for Zions Bancorporation’s common shares for each trading day during January, 2014.

Removal of Vesting Conditions and Final Settlement:

In order for the RSUs granted under this plan to vest:

•
The cumulative Adjusted PTPP Earnings over the full three year period must equal or exceed $1,308,110,536, and the realized value will be proportionately reduced to the extent that cumulative Adjusted PTPP Earnings for the three-year period is less than $1,760,918,030; and

•
The average of the annual NCO ratio for the three year period must be equal to or less than .90%, and the realized value will be proportionately reduced to the extent that the average annual NCO ratio is greater than .60%.

•
Any such reductions in the value of the RSUs attributable to Adjusted PTPP Earnings would be made to the portion of the RSUs attributable to the Base Amount; and any such reductions in the value of the RSUs attributable to the NCO ratio would be made to the portion of the RSUs attributable to the Credit Achievement Amount.

•
Each Participant’s adjusted number of RSUs will be settled for cash during the first quarter of 2016, with the value (before applicable witholding taxes) of each RSU determined by the average closing price for Zions Bancorporation common shares for each trading day during January, 2016.

Definitions and Calculations:

A)Adjusted Pre-tax Pre-provision (PTPP) Earnings is defined as the total of the following items during the Award Period:

Net interest income plus non-interest income,

•	Minus, net fixed income securities valuation and impairment gains recognized through the income statement;

•	Minus, fair value and non-hedge derivative income (loss)

•	Minus, with respect to FDIC-indemnified loans, for any given period:

◦	Total gross interest income less originally projected interest income,

◦	Less, indemnification asset amortization

Less,

Non-interest operating expense, excluding provisions/(reductions) to the allowance for unfunded commitments;

Plus or (minus),

Equitable adjustments, as follows:

•
any adjustment deemed necessary by the Committee to normalize PTPP Earnings as a result of unusual and extraordinary changes in internal cost or income allocations during the Award Period resulting from reclassifications or changes in allocation methodologies which produce material changes in costs or income which are not offset by a corresponding change in income or costs within the Bank;

•	any other adjustments, which, in the sole discretion of the Committee, are required to equitably reflect operating performance during the Award Period.

B)NCO Ratio will be calculated using the net charge-off amounts reflected in the Bank’s regulatory call reports for the relevant periods, and average loan and lease balances as reflected in the Monthly Management Reports produced by the Company’s Corporate Finance Department.

4)	Other Administrative Provisions

(1)
This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period. Dividends will not be paid on RSUs.

(4)
Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Committee and will be prorated for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement. For purposes of this Plan, a Participant will generally not be considered eligible for early retirement before age 55, or for normal retirement before age 65, unless otherwise approved by the Committee.

(5)
The Company shall retain the right to withhold payment of incentives otherwise earned under this Plan to any individual Participant or to all Participants as a group in the event of a significant deterioration in the Company’s or the Bank’s financial condition, if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion including but not limited to those set out in the Company’s Incentive Compensation Clawback Policy as in effect at any time during or subsequent to the Award Period.

(6)
The terms of this plan are subject to and limited by applicable law, including, without limitation, the Sarbanes Oxley Act of 2002, the Dodd-Frank Act, and regulations or guidance issued by the Board of Governors of the Federal Reserve System or other regulatory agencies.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)
In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial and credit performance.

(9)
In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(10)
This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

(Some numbers may not add due to rounding)

The following is an example of how the Plan operates.

Assume that the Participant has been granted 10,000 Participation Units.

Assume that the Adjusted Pretax Pre-Provision (PTPP) Earnings for Zions Bancorporation during 2013 is $638,073,827, and that the 2013 NCO ratio is .31%

•	The resulting Base Amount of each Unit is therefore $.6840
($638,073,827 - $503,119,437) / ($680,691,003 - $503,119,437) x $.90 = $.6840

•	The Credit Achievement Amount of each Unit is therefore $.2559.
(.60% - .31%) / (.60%-.26%) x $.30= $.2559

•	The preliminary Unit Value is the sum of the Base Amount and the Credit Achievement Amount, or $.9399 per Unit, for an aggregate preliminary value of $9,399.00. (10,000 Units x $.9399).

Assume that the value of Zions Bancorporation common shares is $30.00 as determined by the average closing price for each trading day during January, 2014.

•	The $9,399.00 aggregate preliminary value for this Participant would be granted in the form of 313.300 shares of Zions Bancorporation Restricted Share Units.

Assume that total Adjusted PTPP Earnings for the three years ending December 31, 2015 total $1,672,872,128, and that the three-year average of the annual NCO ratios for the same period is .42%.

•	The portion of the RSUs attributable to the Base Amount, 228.004 RSUs ($.6840/$.9399 x 313.300) would be reduced to 183.670 RSUs.

($1,672,872,128 - $1,308,110,536) / ($1,760,918,030 - $1,308,110,536) x 228.004 = 183.670 RSUs

•	The portion of the RSUs attributable to the Credit Achievement Amount, 85.296 RSUs ($.2559/$.9399 x 313.300) would be unchanged, as the NCO ratio for the three-year period is less than .60%.

•	The total adjusted number of RSUs for this Participant would be 268.966. (183.670 + 85.296).

Assume that the average closing price for Zions Bancorporation common shares during the first quarter of 2016 is $33.00.

•	The value of each RSU would be $33.00, and the total value of the RSUs (before witholding taxes) would be $8,875.87 ($33.00 x 268.966).